MINUTES OF ANNUAL MEETING OF
SHAREHOLDERS
				     Of

			RAIKE FINANCIAL GROUP, INC.

The annual Meeting of Shareholders of RAIKE
FINANCIAL GROUP, INC. was held at 2:00 P.M. on Thursday,
October 28, 1999 at he principal office of the corporation, pursuant to written notice dated October 14, 1999.

There were present the following shareholders:

	William J. Raike, III
	Morris Brunson

A majority of the outstanding shares of the Corporation was represented at the meeting and so a quorum existed for the purposed of transacting all business that came before the meeting.

	The meeting was also attended by Shannon Raike, Caroline Wisniewski and Douglas Flint.

	The meeting was called to order by William J. Raike, III, current President of the Corporation and Chairman of the Board of Directors.

	Minutes of the meeting were recorded by Shannon Raike.

	Mr. Raike reported that the business of the Corporation continues to grow. Mr. Raike presented copies of the financial reports of the corporation, including a Balance Sheet a statement of Income and Expenses.

	Mr. Raike also reported to the shareholders the status of the on going private placement of shares of the corporation. He indicated that response to the placement had been very good and that a number of potential new shareholders had submitted subscriptions for shares of the Corporation.

	Mr. Raike then noted that the management of the Corporation recommended making certain changes to the Corporation's Articles and Bylaws.

	It was recommended that the Articles of Incorporation be amended so as to permit the corporation to market insurance products. On behalf of the Board of Directors, Mr. Raike specifically proposed that the Articles of Incorporation be amended with language substantially similar to:

"The Articles of Incorporation are hereby amended to add a new Article IX which shall read as follows:
PURPOSES: The Corporation is organized to conduct business for profit by rendering advice and/or performing services to persons, organizations, entities, associations or any other that relates in any way to the securities and finance industry, to hold and/or administer funds and/or property of others, to market, sell, trade, broker, exchange and/or handle in any manner securities and securities products. The Corporation shall also have the ability to market, sell, trade, broker, exchange and/or handle in any manner insurance products and/or services and to conduct business as an insurance agent of agency. The
Corporation shall also have the ability to conduct any and all related forms or functions of business, and the Corporation shall furthermore have the ability to perform any and all other related orders of business and/or to perform any other business activities not in violation of law."


Discussion of the need for this amendment ensued, and Mr. Raike advised the attendees that a small number of states in which the Corporation has applied for authority to market insurance products have requested specific language in the Articles of Incoporation permitting the corporation to participate in the insurance products industry. Insurance products are already marketed by the Corporation in several states (not requiring this special language) as a normal function of the business of the Corporation.

	After consideration of this issues, Mr. Raike moved and Mr.
Brunson second that the Articles of Incorporation be amended as stated in the minutes above. The motion unanimously carried. Mr. Flint was directed to take the necessary steps with the Office of the Secretary of State to make this amendment.

	Mr. Raike then suggested certain minor changes to the Bylaws of the Corporation Amendments to the Bylaws of the Corporation for the purpose of improving the management and administration of the Corporation, including revisions to:

Section 1.5 Recorded Date (to permit the Chief Executive Officer of the Corporation the administrative ability to set the Record Date for share registration in advance of annual meeting in compliance with the Bylaws of the Corporation);

(Mr. Raike explained that the establishment of a record date for ownership of shares to be eligible for participation in annual meetings was ministerial act that could more easily be performed by the president pursuant to the terms of the bylaws as they are currently written.)

Section 2.2 Number and Tenure of Directors (to set the number of directors seats on the Board of Directors and to enlarge the numerical range of directors of the Corporation from "one (1) to five (5) directors" to "three (3) to nine (9) directors")

(Mr. Raike explained that the Board of Directors had recently been enlarged to five directors and that this number is the maximum allowed under the Bylaws as they are currently written. It is the consensus of the Board that more members could bring more experience and business potential to the Board as the Corporation grows. The recommendation is to expand the range of numbers, not the current size of the Board which is five.)

Section 2.5 Committees (to formally constitute new committees of the Board of Directors);

(Mr. Raike explained that the Board had recently created two new committees to oversee Audit functions of the Corporation and Executive Compensation functions of the Corporation. Mr. Raike suggested that these new committees be formalized as staning committees in the Bylaws of the Corporation)

Section 4.4, Powers and Duties (of officers) (to grant the ability to accept or reject share subscriptions from potential new shareholders for amounts of shares less than 25,000 to the Chief
Executive Officer of the Corporation)

(Mr. Raike explained that as the Bylaws are currently written, the board of Directors is to accept or reject share subscriptions from potential investors. With the recent private placement of shares, the Board has delegated the ability to accept or reject these subscriptions to the President. Mr. Raike suggested the formalization of this arrangement be revising the Bylaws to permit the President to approve or reject these subscriptions for amounts of shares less than 25,000.)

Mr. Raike moved and Mr. Brunson seconded a motion to approve all of these revisions to the Bylaws of the Corporation. The motion unanimously carried and the Board of Directors was asked to carry out these revisions as presented.

Mr. Raike then noted that the Corporation had previously approved the issuance of stock options and warrants to certain individuals. Mr. Raike suggested to the attendees that he would recommend that a program be developed by the Corporation to establish, approve and offer Employee
Stock Options to employees of the Corporation, affiliated or registered representatives of the Corporation, officers of the Corporation, and/or Directors of the Corporation.

Mr. Raike moved, Mr. Brunson seconded and it was unanimously approved that the management of the Corporation proceeded to develop this program to enable the Board of Directors of the Corporation
At a future date to establish the prices, circumstances and conditions under which such options may be offered.

	Mr. Raike then noted that it was in order to consider electing a Board of Directors for the ensuing year. Upon nominations duly made, seconded and unanimously carried, the following persons were elected as Directors of the Corporation, to serve for a period of one year and until such time as their successors are elected and qualify:


	William J. Raike, III
	Morris Brunson
	William Bertsche
	Caroline E. Wisniewski
	Shannon Raike

There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried, it was adjourned.



	__________________________

	Secretary
Shareholders in attendance: